Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Second Quarter Net Income Per Share of $2.77 Versus $1.54 Prior Year and Operating Income Per Share of $2.50 Versus $2.25 Prior Year, Up 11%; P&C Combined Ratio is 88.0%

•	Net income was $1,305 million, up 79.6%, and operating income was $1,180 million, up 11.4%.

•	Consolidated and P&C net premiums written were $7.6 billion and $7.1 billion, respectively, both down 0.8%. On a constant-dollar basis and excluding merger-related underwriting actions(1), P&C net premiums written were up 2.6%.

•	P&C underwriting income was $808 million, up 32.5%, or 19.7% on an “As If” (2) basis, leading to a P&C combined ratio of 88.0%, compared with 91.2% in 2016, or 90.2% on an “As If” basis.

•	Adjusted net investment income was a record $855 million, up 4.8%.

•	Annualized ROE and operating ROE were 10.5% and 9.8%, respectively.

•	Book and tangible book value per share were up 2.7% and 4.3%, respectively, from prior quarter.

•	Integration-related realized and annualized run-rate savings related to the ACE/Chubb merger are ahead of expectations. The company now expects to achieve annualized run-rate savings of $875 million by the end of 2018, up from the prior estimate of $800 million. Integration and merger-related expenses are now estimated to be $903 million, up from $809 million.

(1)	Merger-related underwriting actions include the cancellation of certain portfolios or lines of business that do not meet company underwriting standards, and the purchase of additional reinsurance ( further detailed below under Operating highlights).
(2)	2016 “As If” results exclude any impact to underwriting income from purchase accounting adjustments related to the acquisition of The Chubb Corporation (Chubb Corp). ACE Limited acquired Chubb Corp on January 14, 2016.

ZURICH – July 25, 2017 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended June 30, 2017 of $1,305 million, or $2.77 per share, compared with $726 million, or $1.54 per share, for the same quarter last year. Operating income was $1,180 million, or $2.50 per share, compared with $1,058 million, or $2.25 per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 88.0% for the quarter. Book value per share increased 2.7% and tangible book value per share increased 4.3% from March 31, 2017 and now stand at $108.19 and $65.23, respectively. Book value and tangible book value per share were favorably impacted by net realized and unrealized gains of $597 million after tax in the quarter, including $424 million in the company’s investment portfolio; favorable foreign currency movement of $109 million; and realized gains in the company’s variable annuity reinsurance business of $80 million.

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Chubb Limited News Release

Chubb Limited

Second Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2017	2016	Change	2017	2016	Change
Net income	$1,305	$726	79.6%	$2.77	$1.54	79.9%
Chubb one-time integration and merger-related expenses, net of tax	50	71	(29.6)%	0.10	0.15	(33.3)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	52	66	(21.2)%	0.11	0.14	(21.4)%
Adjusted net realized (gains) losses, net of tax	(227)	195	NM	(0.48)	0.42	NM

Operating income, net of tax	$1,180	$1,058	11.4%	$2.50	$2.25	11.1%

For the three months ended June 30, 2017 and 2016, the tax expenses (benefits) related to the table above were $(22) million and $(27) million, respectively, for Chubb one-time integration and merger-related expenses; $(20) million and $(29) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $19 million and $(1) million, respectively, for adjusted net realized gains and losses; and $223 million and $212 million, respectively, for operating income.

For the six months ended June 30, 2017, net income was $2,398 million, or $5.08 per share, compared with $1,165 million, or $2.53 per share, for 2016. Operating income was $2,355 million, or $4.99 per share, compared with $2,077 million, or $4.51 per share, for 2016. The P&C combined ratio for the six months ended June 30, 2017 was 87.8%. Book value per share increased 4.4% and tangible book value per share increased 7.6% from December 31, 2016. Book value and tangible book value per share were favorably impacted by net realized and unrealized gains of $958 million after tax, including $673 million in the company’s investment portfolio; favorable foreign currency movement of $227 million; and realized gains in the company’s variable annuity reinsurance business of $99 million.

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Chubb Limited News Release

Chubb Limited

Six Months Ended Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2017	2016	Change	2017	2016	Change
Net income	$2,398	$1,165	105.8%	$5.08	$2.53	100.8%
Chubb one-time integration and merger-related expenses, net of tax	124	177	(29.9)%	0.26	0.38	(31.6)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	107	125	(14.4)%	0.23	0.27	(14.8)%
Adjusted net realized (gains) losses, net of tax	(274)	610	NM	(0.58)	1.33	NM

Operating income, net of tax	$2,355	$2,077	13.3%	$4.99	$4.51	10.6%

For the six months ended June 30, 2017 and 2016, the tax expenses (benefits) related to the table above were $(59) million and $(76) million, respectively, for Chubb one-time integration and merger-related expenses; $(44) million and $(53) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $17 million and $(5) million, respectively, for adjusted net realized gains and losses; and $414 million and $413 million, respectively, for operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb’s strong earnings this quarter were driven by world-class underwriting results and record investment income. After-tax operating income per share increased 11%, with operating earnings up 13% year-to-date. We had good book and tangible book value per share growth in the quarter of 2.7% and 4.3%, respectively, and produced an operating ROE of circa 10%.

“Our 88% P&C combined ratio, more than two points better than prior year, was truly distinguishing given soft market conditions that have continued for a number of years now. We benefited from a substantial improvement in both our expense ratio and our loss ratio as a result of merger-related efficiencies and underwriting actions as well as lower catastrophe losses. Total P&C underwriting income was up 20%.

“Although the commercial P&C market is soft around the globe, the trend for pricing improved for the business we wrote with rates flat or the rate of decline substantially slowing in most classes, while in some particularly stressed areas we achieved rate. Our premium revenue growth continued to trend better, as we projected, and was our best since the merger. We wrote less new business in line with our underwriting discipline while renewal retentions were steady.

“Overall, we are in excellent shape with our integration-related efficiency efforts and are now increasing the total annualized run-rate savings we will achieve by the end of 2018 to $875 million, up from $800 million.”

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Chubb Limited News Release

Operating highlights for the quarter ended June 30, 2017 were as follows:

Chubb Limited	Q2	Q2
(in millions of U.S. dollars except for percentages)	2017	2016	Change
Consolidated
Net premiums written	$7,581	$7,639	(0.8)%
Net income	$1,305	$726	79.6%
P&C
Net premiums written	$7,058	$7,112	(0.8)%
Net premiums written constant-dollar		$7,069	(0.2)%
Net premiums written constant-dollar – excluding merger-related underwriting actions (1.4 pts) and additional reinsurance (1.4 pts)			2.6%
Underwriting income	$808	$609	32.5%
Underwriting income – “As If”		$675	19.7%
Combined ratio	88.0%	91.2%
Combined ratio – “As If”		90.2%
Current accident year underwriting income excluding catastrophe losses	$838	$698	19.8%
Current accident year combined ratio excluding catastrophe losses	87.5%	89.9%
Current accident year combined ratio excluding catastrophe losses – “As If”		88.9%

Global P&C (excludes Agriculture)
Net premiums written	$6,655	$6,737	(1.2)%
Net premiums written constant-dollar		$6,694	(0.6)%
Net premiums written constant-dollar – excluding merger-related underwriting actions (1.5 pts) and additional reinsurance (1.5 pts)			2.4%
Underwriting income	$785	$595	31.6%
Underwriting income – “As If”		$661	18.7%
Combined ratio	87.7%	90.9%
Combined ratio – “As If”		89.9%
Current accident year underwriting income excluding catastrophe losses	$807	$670	20.2%
Current accident year combined ratio excluding catastrophe losses	87.4%	89.8%
Current accident year combined ratio excluding catastrophe losses – “As If”		88.8%

•	Merger-related underwriting actions and the purchase of additional reinsurance adversely impacted P&C net premiums written growth by $198 million, or 2.8 percentage points in constant dollars.

•	Net premiums earned decreased 2.3%. Excluding merger-related underwriting actions, P&C net premiums earned were virtually flat with prior year.

•	The P&C current accident year combined ratio excluding catastrophe losses was 87.5%, compared with 88.9% last year on an “As If” basis. The year-over-year decline of 1.4 percentage points reflects a favorable impact of 2.7 percentage points comprised of integration-related savings, post-retirement benefit savings, a favorable release of unallocated claims handling expense reserves and merger-related underwriting actions. The 2.7 percentage point benefit reduced the expense ratio by 1.7 percentage points and the loss and loss expense ratio by 1.0 percentage point. Partially offsetting this decline is an increase in the underlying loss and loss expense ratio of 1.2 percentage points, resulting in a flat loss and loss expense ratio compared with prior year.

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Chubb Limited News Release

•	Incremental realized integration-related savings in the quarter impacting the P&C segments were $104 million, which reduced administrative expenses by $67 million, policy acquisition costs by $11 million and losses and loss expenses by $26 million.

•	Total pre-tax and after-tax catastrophe losses for the quarter were $200 million (3.0 percentage points of the combined ratio) and $152 million, respectively, compared with $390 million (5.7 percentage points of the combined ratio) and $311 million, respectively, last year.

•	Total pre-tax and after-tax favorable prior period development for the quarter were $170 million (2.5 percentage points of the combined ratio) and $144 million, respectively, compared with $301 million (4.4 percentage points of the combined ratio) and $241 million, respectively, last year.

•	Adjusted net investment income, which excludes a purchase accounting adjustment of $85 million, was a record $855 million. Adjusted net investment income for the quarter exceeded prior guidance due to higher private equity distributions and increased call activity in the company’s corporate bond portfolio.

•	Operating cash flow was $627 million.

•	Share repurchases totaled $335 million, or approximately 2.4 million shares, during the quarter. The company has repurchased approximately 3.4 million shares for $475 million through June 30, 2017.

•	Net loss reserves increased $226 million in the quarter.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended June 30, 2017 are presented below:

Chubb Limited	Q2	Q2
(in millions of U.S. dollars except for percentages)	2017	2016	Change
North America Commercial P&C Insurance
Net premiums written	$3,204	$3,245	(1.3)%
Net premiums written – excluding merger-related underwriting actions (1.8 pts) and additional reinsurance (0.8 pts)			1.3%
Combined ratio	85.2%	89.5%
Combined ratio – “As If”		88.0%
Current accident year combined ratio excluding catastrophe losses	86.1%	89.7%
Current accident year combined ratio excluding catastrophe losses – “As If”		88.3%

North America Personal P&C Insurance
Net premiums written	$1,255	$1,231	2.0%
Net premiums written – excluding additional reinsurance (6.0 pts)			8.0%
Combined ratio	89.6%	90.1%
Combined ratio – “As If”		87.6%
Current accident year combined ratio excluding catastrophe losses	79.3%	83.0%
Current accident year combined ratio excluding catastrophe losses – “As If”		80.5%

Overseas General Insurance

Net premiums written	$2,006	$2,031	(1.2)%
Net premiums written constant-dollar		$1,999	0.3%
Net premiums written constant-dollar – excluding merger-related underwriting actions (1.9 pts) and additional reinsurance (0.1 pt)			2.3%
Combined ratio	87.3%	90.9%
Combined ratio – “As If”		91.3%
Current accident year combined ratio excluding catastrophe losses	91.2%	91.5%
Current accident year combined ratio excluding catastrophe losses – “As If”		92.0%

•	North America Agricultural Insurance: Net premiums written increased 7.7%. The combined ratio was 93.3%, compared with 95.9%. The current accident year combined ratio excluding catastrophe losses was 91.1%, compared with 91.6%.
•	Global Reinsurance: Net premiums written decreased 17.7%, or 16.5% in constant dollars, due to market conditions. The combined ratio was 60.2%, compared with 79.8%. The current accident year combined ratio excluding catastrophe losses was 77.0%, compared with 78.9%.
•	Life Insurance: Segment income was $52 million, compared with $74 million, primarily reflecting the adverse impact of updating the long-term benefit ratio in the variable annuity business in the fourth quarter of 2016. International life insurance net premiums written and deposits collected increased 8.0% in constant dollars.

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Chubb Limited News Release

The following table presents actual and expected annualized and realized integration-related savings, integration and merger-related expenses, and post-retirement benefit savings by year:

	Actual			Expected
(in millions)	FY 2015	FY 2016	YTD 2017	FY 2017	FY 2018	Total
Cumulative Chubb integration-related savings (1)
Annualized savings		$578	$775	$825	$875	$875
Realized savings		$325	$554	$710	$845	$875
Chubb integration and merger-related expenses (2)
One-time integration expenses related to savings	$22	$299	$144	$233	$18	$572
Other one-time merger-related expenses	11	193	39	116	12	331

Total expected integration and merger-related expenses	$33	$492	$183	$349	$30	$903

Cumulative annualized post-retirement benefit savings		$15	$95	$115	$115	$115

(1)	Realized savings are the portion that is recorded in the financial statements in the current period. Annualized savings are the run rate of savings for the full year.
(2)	Integration expenses related to savings are one-time costs that are directly attributable to the achievement of the annualized savings, including employee severance, third-party consulting fees, and systems integration expenses. Other merger-related expenses are one-time costs directly attributable to the merger, including rebranding, employee retention costs and other professional and legal fees related to the acquisition.

Please refer to the Chubb Limited Financial Supplement, dated June 30, 2017, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its second quarter earnings conference call on Wednesday, July 26, 2017, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-576-4380 (within the United States) or 719-325-2353 (international), passcode 9589358. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Thursday, August 10, 2017, and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

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Chubb Limited News Release

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Helen Wilson: (441) 299-9283; helen.wilson@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

All comparisons are with the same period last year unless otherwise specifically stated.

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Chubb Limited News Release

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

2016 “As If” company measures presented throughout this section are prepared exclusive of the impact of the unearned premium reserves intangible amortization and the elimination of the historical policy acquisition costs as a result of purchase accounting in order to present the underlying profitability of our insurance business.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income (loss) includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Operating income, net of tax, excludes adjusted realized gains and losses, Chubb integration and related expenses, and the amortization of the fair value adjustments of acquired debt and invested assets related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying

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Chubb Limited News Release

profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration and related expenses related to the acquisition due to the size, complexity, and volume of this acquisition, which may not be indicative of such future costs. We believe that excluding the Chubb integration and related expenses facilitates the comparison of our financial results to our historical operating results. Operating income should not be viewed as a substitute for net income determined in accordance with GAAP. In addition, we disclose operating income excluding the impact of foreign exchange in order to adjust for the distortive effects of fluctuations in exchange rates. References to operating income mean net of tax, whether or not noted.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and loss on the crop derivatives.

Current accident year P&C combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Operating return on equity (ROE) or ROE calculated using operating income are annualized financial measures. The ROE numerator includes income adjusted to exclude after-tax adjusted net realized gains (losses), Chubb integration and related expenses, and the amortization of the fair value adjustment of acquired invested assets and long-term debt. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. In addition, for 2016, the denominator was adjusted to account for the weighted-average impact of the $15,527 million issuance of common shares and equity awards related to the Chubb Corp acquisition on January 14, 2016. Operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Net premiums written and net premiums earned excluding merger-related underwriting actions, including additional reinsurance are non-GAAP performance measures. Since the acquisition of The Chubb Corporation, we have entered into new reinsurance agreements with third-party reinsurers for the Chubb Corp businesses and have taken other merger-related underwriting actions, including exiting certain types of business that do not meet our underwriting standards or adhere to our risk diversification strategy. We believe that these measures are meaningful to evaluate trends in our underlying business on a comparable basis.

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Chubb Limited News Release

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The intangibles related to the Chubb Corp acquisition are excluded from the tangible book value per share calculation net of tax. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from operating income in order to enhance the understanding of our results of underwriting operations as they are heavily influenced by, and fluctuate in part according to, market conditions.

Chubb integration and related expenses include all internal and external costs directly related to the integration activities of the Chubb Corp acquisition, consisting primarily of personnel-related expenses, including severance and employee retention and relocation; consulting fees; and advisor fees. Chubb integration and related expenses also include interest expense related to the $5.3 billion senior notes issued in November 2015 in order to finance a portion of the Chubb Corp acquisition. We exclude this pre-acquisition interest expense from operating income because the operations for which the debt was issued were not part of our operating activities prior to the completion of the acquisition. Effective with the close of the Chubb Corp acquisition (January 14, 2016), the interest on this debt was considered a cost of our operations and is included within operating income.

See reconciliation of Non-GAAP Financial Measures on pages 31-36 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP or with SEC guidance under Article 11 for pro forma measures, including premium, net income, return on equity, adjusted net investment income, and effective tax rate.

NM – not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, merger-related savings and synergies, and our expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30 2017	December 31 2016
Assets
Investments	$100,208	$99,094
Cash	1,297	985
Insurance and reinsurance balances receivable	9,662	8,970
Reinsurance recoverable on losses and loss expenses	13,358	13,577
Goodwill and other intangible assets	22,013	22,095
Other assets	16,450	15,065

Total assets	$162,988	$159,786

Liabilities
Unpaid losses and loss expenses	$60,394	$60,540
Unearned premiums	15,289	14,779
Other liabilities	36,956	36,192

Total liabilities	$112,639	$111,511

Shareholders’ equity
Total shareholders’ equity	50,349	48,275

Total liabilities and shareholders’ equity	$162,988	$159,786

Book value per common share	$108.19	$103.60
Tangible book value per common share	$65.23	$60.64
Book value per common share excluding cumulative translation losses (1)	$111.27	$107.17
Tangible book value per common share excluding cumulative translation losses (1)	$67.42	$63.10

(1)	Cumulative translation losses were $1.4 billion in 2017 ($1,022 million on tangible and $412 million on intangible net assets) and $1.7 billion in 2016 ($1,147 million on tangible and $516 million on intangible net assets)

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Gross premiums written	$9,305	$9,274	$17,706	$16,663
Net premiums written	7,581	7,639	14,291	13,634
Net premiums earned	7,237	7,405	14,009	14,002
Losses and loss expenses	4,146	4,254	7,935	7,928
Policy benefits	163	146	331	272
Policy acquisition costs	1,449	1,560	2,846	2,973
Administrative expenses	706	829	1,382	1,601
Net investment income	770	708	1,515	1,382
Net realized gains (losses)	101	(216)	94	(610)
Interest expense	147	153	301	299
Other income (expense):
Gains (losses) from separate account assets	16	3	46	—
Other	129	26	169	1
Amortization of purchased intangibles	65	5	129	12
Chubb integration expenses	72	98	183	246
Income tax expense	200	155	328	279

Net income	$1,305	$726	$2,398	$1,165

Diluted earnings per share:
Operating income	$2.50	$2.25	$4.99	$4.51
Net income	$2.77	$1.54	$5.08	$2.53

Weighted average diluted shares outstanding	471.9	471.2	472.1	460.5

P&C combined ratio
Loss and loss expense ratio	59.0%	59.6%	58.2%	58.5%
Policy acquisition cost ratio	19.6%	20.6%	20.0%	20.9%
Administrative expense ratio	9.4%	11.0%	9.6%	11.2%

P&C combined ratio	88.0%	91.2%	87.8%	90.6%

P&C underwriting income	$808	$609	$1,591	$1,221

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	14

Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Gross Premiums Written
North America Commercial P&C Insurance	$4,078	$4,041	$7,743	$7,045
North America Personal P&C Insurance	1,409	1,369	2,554	2,343
North America Agricultural Insurance	569	545	736	681
Overseas General Insurance	2,464	2,494	5,126	5,010
Global Reinsurance	228	268	440	481
Life Insurance	557	557	1,107	1,103

Total	$9,305	$9,274	$17,706	$16,663

Net Premiums Written
North America Commercial P&C Insurance	$3,204	$3,245	$5,946	$5,547
North America Personal P&C Insurance	1,255	1,231	2,239	2,102
North America Agricultural Insurance	403	375	464	439
Overseas General Insurance	2,006	2,031	4,206	4,072
Global Reinsurance	190	230	389	431
Life Insurance	523	527	1,047	1,043

Total	$7,581	$7,639	$14,291	$13,634

Net Premiums Earned
North America Commercial P&C Insurance	$3,099	$3,148	$6,140	$6,044
North America Personal P&C Insurance	1,093	1,140	2,179	2,164
North America Agricultural Insurance	344	327	358	350
Overseas General Insurance	2,018	2,093	3,954	4,048
Global Reinsurance	168	185	357	387
Life Insurance	515	512	1,021	1,009

Total	$7,237	$7,405	$14,009	$14,002

Segment income (loss)
North America Commercial P&C Insurance	$952	$810	$1,889	$1,637
North America Personal P&C Insurance	164	160	386	224
North America Agricultural Insurance	21	11	113	62
Overseas General Insurance	396	329	625	637
Global Reinsurance	131	104	227	218
Life Insurance	52	74	114	134
Corporate	(153)	(52)	(259)	(107)

Total	$1,563	$1,436	$3,095	$2,805

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	15